Exhibit 10.5

APHP/BC ASSET PURCHASE AGREEMENT AND

DESIGNATION OF BC AS A DESIGNATED APHP DEVELOPER

This Asset Purchase and Designated Developer Agreement (this “Agreement”) is made and entered into on November 10th, 2022, by and among American Picture House Corporation, a Wyoming corporation with principal offices at 555 Madison Avenue (5FL), NY, NY 10022 (“Buyer” or “APHP”); and Bold Crayon Corporation, a Wyoming corporation with principal offices at 4242 Six Forks Road, North Hills (Suite 1550), Raleigh, NC 27609 (“Seller” or “BC”). (Hereinafter collectively referred to in the singular as “Party” and in the plural “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1.

Recitals

Whereas, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the rights, title and interest in, to certain film related assets (the “BC Assets”) as further defined herein, of the Seller subject to the terms and conditions of this Agreement;

Whereas, Buyer also desires to secure the services of the Seller, specifically to have the Seller act as a designated developer of content for the Buyer and the Seller desires to provide such services to the Buyer; and

Whereas, Buyer is a publicly-traded company with a current common share (“Common Share”) price on the Over-The-Counter (“OTC”) Market under the trading symbol (“APHP”) as of the above-mentioned date of two and three tenths of a cent ($0.023 USD) and a extrapolated preferred share (“Preferred Share”) price of two thousand three hundred dollars ($2,300.00 USD), based on the Preferred Shares’ convertibility clause which allows the holder to exchange one Preferred Share for one hundred thousand (100,000) Common Shares.

Agreement

Now, Therefore, in consideration of the promises and the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.01	Sale and Purchase of Assets.

(a)	BC Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all right, title and interest in the BC Assets (as defined below), free and clear of all Liens, except as otherwise noted herein. It is specifically understood and agreed by the Parties hereto that Buyer is acquiring, and Seller is selling, the below assets owned by the Seller:

The BC Assets:

i.	BC’s ownership in the feature film “BUFFALOED” inclusive of:

●	BC’s ownership rights in BUFFALOED as per the agreements between BC and Lost City Inc (“Lost City”), the Co-Finance/ Co-Production Agreement dated July 10th, 2018 and its preceding term sheet.

Of Note: As of the date of signing hereof, the above-mentioned IP pertaining to BUFFALOED, upon information and BC’s belief, is held one hundred percent (100%) in the name of Lost City’s parent company, “Maker Investment Partners Pty Ltd” (“Maker”), which in BC’s opinion is contrary to the Lost City/BC agreements. Further, it is more than likely that BC will have to pursue arbitration in the state of California to correct this issue. BC reserves its right to arbitrate with Lost City and/or Maker, but makes no that such arbitration shall be initiated.

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●	A secured position of a one million three hundred eighty-thousand-dollar ($1,380,000.00 USD) receivable against the film’s revenues as per the film’s Cash Asset Management Agreement (“CAMA”).

●	A thirty-five percent (35%) beneficial ownership interest as per the film’s CAMA.

Of Note: As of the date of signing hereof, the above-mentioned CAMA pertaining to BUFFALOED is currently unsigned; however, BC reasonable believes that the CAMA will be signed by all the parties to the CMA within the next quarter.

ii.	Title and all copyrights to “THIEF” (including five titles) (U.S. Copyright #: V9968D472 (2019)), BC will transfer such copyrights to APHP and APHP will file the necessary documents with the U.S. Library of Congress to effectuate such transfer; and

iii.	Title and copyright to “SPREAD THE WORD” (U.S. Copyright #: V9968D474 (2019)) BC will transfer such copyrights to APHP and APHP will file the necessary documents with the U.S. Library of Congress to effectuate such transfer.

(b)	Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by Seller of the BC Assets to Buyer on the Closing Date by Seller’s execution and delivery to Buyer of one or more bills of sale, assignments and other conveyance instruments with respect to Seller’s transfer of the BC Assets including but not necessarily limited to all Intangible Rights in form and scope reasonably satisfactory to Buyer (collectively the “Conveyance Documents”). At the Closing, Seller shall transfer, convey, assign and deliver good, valid and, to the extent applicable, marketable title to the BC Assets to Buyer pursuant to the Conveyance Documents, free and clear of any and all liabilities, obligations, debts, costs, expenses, encumbrances, and Liens.

(c)	Liabilities. Except as otherwise provided herein, in no event shall Buyer assume or be responsible for or be required to pay, perform, or discharge any liability, obligation, debt, cost, expense or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, all of which shall be retained by Seller.

1.02	Consideration for Assets.

(a)	Consideration. As consideration for the BC Assets being acquired by Buyer hereunder, Buyer shall pay to Seller the below purchase price (the “Purchase Price”) on or before the Closing Date:

i.	APHP shall provide a promise in the form of a contingent promissory note to pay BC the first one hundred thirty thousand dollars ($130,000.00 USD) that APHP collects from the BUFFALOED receivable (referred to in Section 1.01, subsection (a)(i.));

ii.	APHP shall promise to deliver one Preferred Share to BC for each ten thousand dollars ($10,000.00 USD), in value paid to the APHP from the BUFFALOED receivable above the one hundred thirty thousand dollars ($130,000.00 USD), not to exceed one hundred twenty-five (125) Preferred Shares. (This right ultimately entitles the Seller to purchase the Common Shares for ten cents ($0.10 USD) per share possibly far into the future).

iii.	APHP shall promise to designate BC as an APHP content development partner (“Content Partner”) for and among other reasons, and in exchange for the thirty-five percent (35%) beneficial ownership interest as per the BUFFALOED CAMA.

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iv.	Co-producer agreements entitling BC to certain limited rights in any production resulting from the use of the THIEF or SPREAD THE WORD IP (referred to in Section 1.01, subsection (a)(ii.) and ((iii.)) including:

●	An “In Association” credit for each production;

●	Two “Executive Producer” credits for each production; and

●	Two “Producer” credits and such other compensation to Producers under work for hire as mutually agreed for each production.

ARTICLE II

DESIGNATED CONTENT PARTNER

2.01	Designated Content Partner. The Parties agree that APHP will designated BC as a “Content Partner” wherein BC will develop content and present APHP with a first opportunity to co-finance and/or co- produce content developed by BC subject to a mutually agreed upon Content Partner Agreement and BC will accept such designation.

ARTICLE III

CLOSING

3.01	Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur on or before the close of business on December 31st, 2022, at such place as may be mutually agreeable to Seller and Buyer. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

3.02	Conditions to the Obligations of Buyer to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)	Deliveries. At or prior to the Closing, Seller shall deliver to Buyer, as applicable, the items set forth on Schedule 2.

3.03	Conditions to the Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a)	Deliveries. At or prior to the Closing, Buyer shall deliver to Seller the items set forth on Schedule

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

4.01	Existence. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Wyoming and has the power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted.

4.02	Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Seller; Seller has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby has been duly and validly authorized and approved by all action necessary on behalf of Seller. Each of this Agreement and each Collateral Agreement to which Seller is a party constitutes the legal, valid, and binding obligation of such party, enforceable in accordance with its terms.

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4.03	Sale Free and Clear of Liens. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all right, title and interest in the BC Assets, free and clear of all Liens. It is specifically understood and agreed by the Parties hereto that Buyer is acquiring, and Seller is selling, the intangible BC Assets owned by the Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

5.01	Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming. Buyer has the power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

5.02	Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer, and Buyer has all requisite corporate power to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer, as applicable, in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its respective obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.03	The BUFFALOED Cash Asset Management Agreement (“CAMA”) is Not Executed. As of the date signed hereof the Buyer acknowledges that the BUFFALOED CAMA is currently not signed.

ARTICLE VI

POST-CLOSING OBLIGATIONS

6.01	Further Assurances. Following the Closing, Seller or Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by Seller or Buyer to carry out the transactions contemplated by this Agreement. Seller shall, and shall cause its respective Affiliates, employees, consultants and agents to, take all reasonable actions necessary and reasonably requested by Buyer to facilitate the orderly transition of the BC Assets of Seller to Buyer.

ARTICLE VII

MISCELLANEOUS

7.01	Survival. The representations and warranties of the Parties set forth in this Agreement shall survive and continue to be in full force and effect.

7.02	Brokers. Seller and Buyer each represent to one another that no Broker has been used with respect to this transaction.

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7.03	Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party hereto to another shall be in writing and delivered personally, sent by facsimile or sent by overnight courier, charges prepaid, as follows:

Each of the above addresses at the beginning of this Agreement for notice purposes may be changed by providing appropriate notice hereunder. Notice given: (i.) by personal delivery shall be effective upon actual receipt, (ii.) by facsimile shall be effective upon the date sent (with confirmation) if sent before 5:00 p.m. on a Business Day, and if not, on the next business day, and (iii.) by overnight courier, on the date delivered. Anything to the contrary contained herein notwithstanding, notices to any Party hereto shall not be deemed effective with respect to such Party until such notice would, but for this sentence, be effective both as to such Party and as to all other Persons to whom copies are provided above to be given.

7.04	Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Wyoming (excluding any conflict of law rule or principle that would result in the application of the laws of another jurisdiction).

7.05	Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits (if any) and schedules attached hereto, constitutes the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

7.06	Binding Effect and Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the Buyer and Seller; provided, however, that nothing herein shall prohibit the assignment of Buyer’s rights and obligations to any Affiliate or direct or indirect Subsidiary or any Person acquiring the assets, business, or equity securities of Buyer or prohibit the assignment of Buyer’s rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

7.07	Remedies. Except as otherwise provided herein, the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies a Party may have by law, statute or otherwise.

7.08	Exhibits and/or Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. A disclosure in any particular Schedule, or otherwise, in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure identifies the exception with reasonable particularity so that any exception to any other Schedule is reasonably apparent. The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

7.09	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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7.10	References and Construction.

(a)	Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the Person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States or any individual state thereof and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b)	The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

7.11	Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

7.12	Other Assets of BC. Parties acknowledge that BC will continue to own other assets, which when collectively valued as of the date of this Agreement, constitute, as represented by BC’s management, a value greater than the value of the BC Assets being transferred to APHP.

7.13	BC’s Continuation as a Business and Non-Compete with APHP. It is anticipated by the Parties that BC will continue to operate its business including and not limited to its business related to the Film Industry. BC will not compete with APHP on any of the BC assets; however, if APHP, fails to negotiate an acceptable deal with BC within ninety (90) of BC offering APHP such deal, on any other film properties which are secured by BC subsequent to the signing of this Agreement, then, and only then will BC be entitled to seek an alternative deal with other third-parties.

7.14	Disclosure Regarding Related Parties. As of the above-mentioned date, Bannor Michael MacGregor is the CEO and a director of APHP, Mr. MacGregor owns three and thirty-eight thousandths percent (3.038%) of the common shares of APHP. Mr. MacGregor is a Managing Manager of Hyperion Sprung Private Family Trust Management Company, LLC, the trustee of The Noah Morgan Private Family Trust which owns 31.430% of the common shares of APHP. Mr. MacGregor is a Managing Member and a shareholder of Duncan Morgan LLC which owns three and thirty-eight thousandths percent (3.038%) of the common shares of APHP, and Mr. MacGregor is the Managing Manager of Bold Crayon Family Trust Management Company, LLC, the trustee of The Bold Crayon Private Family Trust which owns two and nine hundred seventy-one thousandths percent (2.971%) of the common shares of APHP (Mr. MacGregor’s common shares and the common shares of these three entities, in aggregate, hold forty and four hundred seventy-seven thousandths percent (40.477%) of the common shares of APHP), and Mr. MacGregor owns one hundred percent (100%) of the Preferred Shares of APHP which grant Mr. MacGregor controlling interest in APHP. Mr. MacGregor is also the CEO and a director of BC and as stated above effectively controls BC as a managing manager of the trustee of the trust that owns the majority ownership interest in BC. Mr. Michael Blanchard is the Secretary/Treasurer and a director of APHP, Mr. Blanchard, is a past Director and Secretary/Treasurer of Bold Crayon, and Mr. Blanchard owns three and seven hundred seventeen thousandths percent (3.717%) of the common shares of APHP. Donald J. Harris, esq. is a director of APHP, owns three and one hundred fifty-seven thousandths percent (3.157%) of APHP and is a partner at Harris Sarratt & Hodges, LLP, a firm which APHP utilizes for legal services.

7.15	Potential and/or Perceived Conflicts of Interest. To avoid potential conflicts of interest or perceived conflicts of interest between the Parties, APHP will cause Mr. MacGregor, Mr. Blanchard, and Mr. Harris, esq. to abstain from any votes conducted by APHP’s Board of Directors pertaining to this Agreement.

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SIGNATURES

EXECUTED as of the date first written above.

BUYER:

American Picture House Corporation, a Wyoming corporation (“Buyer” or “APHP”)

By:	/s/ Michael Blanchard
Michael Blanchard, Secretary

SELLER:

Bold Crayon Corporation, a Wyoming corporation (“Seller” or “BC”)

By:	/s/ Bannor Michael MacGregor
Bannor Michael MacGregor, CEO

Acknowledged:

American Picture House Corporation, a Wyoming corporation (“Buyer” or “APHP”)

By:	/s/ Michael Wilson
Michael Wilson, Director for the Board and Chairperson of the Compensation/Valuation Committee

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Schedule 1 – Definitions

Affiliate. The term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, or the spouse, parent, child, or sibling of such Person. The term “control” as used in the preceding sentence means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the equity interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

Agreement. The term “Agreement” has the meaning set forth in the preamble.

Acquired Contracts. The term “Acquired Contracts” means all contracts that are part of the Buyer’s bid for the Assets that are ultimately assumed by the Seller and assigned by the Seller to the.

BC Assets. The term “BC Assets” means all rights and interest of every kind or nature owned by Seller in connection with: (i.) the feature film “BUFFALOED”, (ii.) the IP related to “THIEF” including five titles (U.S. Copyright #: V9968D472 (2019)), (iii.) the IP related to “SPREAD THE WORD” (U.S. Copyright #: V9968D474 (2019)) and including, without limiting the generality of the foregoing:

Buyer. The term “Buyer” has the meaning set forth in the preamble. Closing. The term “Closing” has the meaning set forth in Section 2.01.

Closing Date. The term “Closing Date” has the meaning set forth in Section 2.01. Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

Collateral Agreements. The term “Collateral Agreements” means any or all of the exhibits to this Agreement and any and all other agreements, certificates, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated in connection with this Agreement.

Company Intangible Rights. The term “Company Intangible Rights” mean all Intangible Rights that are owned, licensed or controlled by Seller or are otherwise Used by Seller for the ownership, management, operation or commercialization of its Properties and the conduct of its business.

Confidential Information. The term “Confidential Information” means confidential and proprietary data and information relating to the business of a specified Person; other than any data or information that: (i.) has been voluntarily disclosed to the general public by Seller or its Affiliates, (ii.) has been independently developed and disclosed to the general public by others, or (iii.) otherwise enters the public domain through lawful means and not in violation of any confidentiality obligation to any Person or (iv.) has been disclosed pursuant to legal process.

Contracts. The term “Contracts,” when described as being those of or applicable to any Person, means any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

Conveyance Documents. The term “Conveyance Documents” has the meaning set forth in Section 1.01(b).

Damages. The term “Damages” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, Taxes, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements).

GAAP. The term “GAAP” means U.S. generally accepted accounting principles consistently applied.

Governmental Authority. The term “Governmental Authority” means any nation or country (including but not limited to the United States) and any commonwealth, territory, or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, departments, agencies, ministries, or other instrumentalities.

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Intangible Rights. The term “Intangible Rights” means any and all foreign and domestic patents, patent rights, trademarks, service marks, trade names, and copyrights (whether or not registered and, if applicable, including pending applications for registration), domain names and addresses, internet addresses, Trade Secrets, Confidential Information, and computer software and licenses other than such that are generally available on a retail basis.

IP. Is the abbreviation for “Intellectual Property”.

Knowledge. The term “Knowledge,” with respect to a Person, means the actual knowledge after reasonable inquiry of such Person of any directors, officers or managerial personnel of such Person with respect to the matter in question.

Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

Liens. The term “Liens” means any liens, mortgages, pledges, claims, interests, security agreements, restrictive covenants, encumbrances or other restrictions or limitations whatsoever.

Permits. The term “Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

Person. The term “Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

Product. The term “Product” means each product, process or service under development, developed, manufactured, licensed, distributed, performed or sold by Seller at any time and any other products or services in which Seller has or had any proprietary rights.

Properties. The term “Properties” means any and all properties and assets (real, personal or mixed, tangible, intangible or otherwise) owned or Used by Seller, including, but not limited to, all Assets to be conveyed to Buyer pursuant to this Agreement.

Subsidiary. The term “Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

Tangible Seller Properties. The term “Tangible Seller Properties” has the meaning set forth in Section 3.09.

Tax. The term “Tax” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Legal Requirement), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively.

Trade Secrets. The term “Trade Secrets” means information of Seller including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i.) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii.) is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality.

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Schedule 2 – Deliveries by Seller

a)	The Conveyance Documents, in form and substance acceptable to Buyer, including, but not limited to: (i.) assignment of BC’s rights to BUFFALOED’s IP and CAMA rights, and assignment of (ii.) the THIEF and SPREAD THE WORD IP.

b)	An executed copy of the Content Partner agreement outlining the designation of BC as an APHP content development partner and the Parties respective responsibilities thereby.

c)	A certificate of an officer of Seller as to the satisfaction of the conditions set forth in Section 2.02 (a);

d)	Proof that BC will retain assets in a greater value than the BC assets being delivered to the Buyer as per Section 7.16.

e)	A certificate of the secretary of Seller as to: (i.) the incumbency of its officers, (ii.) the resolutions of its board of directors and stockholders approving this Agreement and the transactions contemplated hereby, and (iii.) Seller’s organizational documents; and

f)	Such other documents and agreements as may be reasonably requested by Buyer.

Schedule 3 – Deliveries by Buyer

a)	Such documents, in form and substance acceptable to Seller, including, but not limited to: (i.) contingent promissory note, (ii.) certain limited rights to the Preferred Shares, and (ii.) co-producer agreements.

b)	An executed copy of the Content Partner Agreement outlining the designation of BC as an APHP content development partner and the Parties respective responsibilities thereby.

c)	A certificate of an officer of Buyer as to the satisfaction of the conditions set forth in Section 2.03 (a);

d)	A certificate of the secretary of Buyer as to: (i.) the incumbency of its officers, (ii.) the resolutions of its board of directors approving this Agreement and the transactions contemplated hereby, and (iii.) its organizational documents; and

e)	Such other documents and agreements as may be reasonably requested by Seller.

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